Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated June 3, 2009 pertaining to the Performance Share Unit Plan for Eligible Employees of Talisman Energy Inc. and its Affiliates (the “Plan”) of our reports dated March 4, 2009 with respect to the consolidated financial statements of Talisman Energy Inc. (the “Company”), and the effectiveness of internal control over financial reporting of Talisman Energy Inc., included in an exhibit to the Company’s Annual Report (Form 40-F) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Calgary, Canada	Chartered Accountants

June 3, 2009